Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-206033), Form S-3 (No. 333-205486), and Form S-8 (No. 333-197468) of NextEra Energy Partners, LP of our report dated April 30, 2015 relating to the financial statements of NET Holdings Management, LLC, which appears in this Current Report on Form 8-K of NextEra Energy Partners, LP.  We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
September 10, 2015